As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-288062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICECURE MEDICAL LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Eyal Shamir Chief Executive Officer 7 Ha’Eshel St., PO Box 3163 Caesarea, 3079504 Israel Tel: +972.4.6230333	IceCure Medical Inc. 39 Parker, Irvine California 92618 Tel: +1.888.902.5716
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Ilana Neck Levin, Esq. Sullivan& Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 (the “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-288062) (the “Registration Statement”) of IceCure Medical Ltd. (the “Company”), as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2025, as amended pursuant to Post-Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment No. 1”), declared effective by the SEC on August 4, 2025, as further amended pursuant to Post-Effective Amendment No. 2 to the Registration Statement, declared effective by the SEC on September 25, 2025, and Post-Effective Amendment No. 3 to the Registration Statement, declared effective by the SEC on March 20, 2026, is being filed pursuant to the undertaking in the Registration Statement to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

The Registration Statement originally covered a primary offering of 333,333 units (the “Units”), each whole Unit consisting of (a) one ordinary share, no par value (“Ordinary Share”), and a warrant to purchase one Ordinary Share (“Warrant”), or (b) one pre-funded warrant to purchase one Ordinary Share (“Pre-Funded Warrant”), and a Warrant to purchase one Ordinary Share in a rights offering (the “Rights Offering”). On August 4, 2025, the Company filed Post-Effective Amendment No. 1 to remove from registration the Ordinary Shares and Warrants to purchase up to Ordinary Shares that were registered but remained unsold at the termination of the Rights Offering in accordance with the Company’s undertakings in the Registration Statement.

This Post-Effective Amendment is being filed to (i) cover the sale of Ordinary Shares issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants that remain unexercised (the “Outstanding Warrants”), and (ii) include an updated prospectus related to the offer of Ordinary Shares underlying the Outstanding Warrants.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED August 13, 2026

PROSPECTUS

IceCure Medical Ltd.

This prospectus relates to the issuance of up to 324,802 ordinary shares, no par value (the “Ordinary Shares”) of IceCure Medical Ltd. (the “Company”, “we”, “us” or “our”), upon the exercise of the following warrants: (i) warrants to purchase up to 323,440 Ordinary Shares, which are exercisable at an exercise price of $30.00 per Ordinary Share (the “Warrants”), and (ii) pre-funded warrants to purchase up to 1,362 Ordinary Shares, which are exercisable at an exercise price of $0.003 per Ordinary Share (the “Pre-Funded Warrants” and, together with the Warrants, the “Outstanding Warrants”).

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ICCM.” On August 12, 2026, the closing price of our Ordinary Shares as reported on Nasdaq was $3.105 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 of this prospectus and “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025 (the “2025 Annual Report”), incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state or other foreign securities commission has neither approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2026.

i

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful, including under the regulations of the United States of America. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the section entitled “Where You Can Find More Information” on page 26 of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “IceCure” refer to IceCure Medical Ltd. and its wholly owned subsidiaries, IceCure Medical Inc., a Delaware corporation, IceCure Medical HK Limited, a Hong Kong corporation and IceCure (Shanghai) MedTech Co., Ltd., a subsidiary of IceCure Medical HK Limited.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars”, USD or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Other market data and industry information is based on management’s knowledge of the industry and good faith estimates of management. All of the market data, panel data and industry information used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus and the documents incorporated by reference to this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

This prospectus contains trademarks, trade names and service marks, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

We report our financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

On June 2, 2026, we announced a 30-for-1 reverse share split of our issued and outstanding Ordinary Shares (the “Reverse Split”). Unless otherwise noted, all historical quantities of our Ordinary Shares and per share data herein are presented on a post-Reverse Split basis to give effect to our 30-for-1 reverse share split effected at the market open on Nasdaq on June 4, 2026.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the sections titled “Risk Factors” in this prospectus and in our 2025 Annual Report incorporated by reference herein, and our consolidated financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a commercial stage medical device company focusing on the research, development and marketing of cryoablation systems and technologies based on liquid nitrogen for treating tumors. Cryoablation is the process by which benign and malignant tumors are ablated (destroyed) through freezing such tumors. Our proprietary cryoablation technology is a minimally invasive alternative to surgical intervention for tumors, including those found in breast, lungs, kidneys, bones and other indications. Our lead commercial cryoablation product is the ProSense system and its associated disposable CryoProbes. The ProSense system has received marketing authorization from the United States Food and Drug Administration (the “FDA”), for the local treatment of low-risk breast cancer with adjuvant endocrine therapy for women aged 70 and above, including patients who are not suitable for surgical alternatives for breast cancer treatment.

Corporate Information

We are an Israeli corporation based in Caesarea, Israel and were incorporated in Israel in 2006. On February 2, 2011, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange (“TASE”). On August 26, 2021, our Ordinary Shares were listed for trade on Nasdaq. Our principal executive offices are located at 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel. Our telephone number in Israel is +972-4-6230333. Our website address is http://www.icecure-medical.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Further, our officers, directors and principal shareholders are currently exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting provisions thereunder. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Issuer	IceCure Medical Ltd.

Ordinary Shares currently issued and outstanding	4,638,381 Ordinary Shares

Outstanding Shares offered by us	Up to 324,406 Ordinary Shares issuable upon the exercise of (i) Warrants to purchase up to 323,100 Ordinary Shares, and (ii) Pre-Funded Warrants to purchase up to 1,306 Ordinary Shares.

Description of the Pre-Funded Warrants	Each Pre-Funded Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $0.003 per Ordinary Share, subject to adjustment, became exercisable on the date of issuance and are exercisable until exercised in full. See “Description of Pre-Funded Warrants” for additional information.

Description of the Warrants	Each Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $30.00 per Ordinary Share, subject to adjustment, became exercisable on the date of issuance and are exercisable for a period of five years from the date of issuance. The Warrants are subject to a call feature at our option, following the issuance date, at the price of $0.30 per Ordinary Share issuable upon exercise of such Warrant, in the event (i) we publicly announce, by press release, Report of Foreign Private Issuer on Form 6-K or otherwise, (the “Public Announcement”), clearance from the U.S. Food and Drug Administration of the marketing authorization for ProSense for any indication related to early-stage low risk breast cancer and that (ii) the daily volume weighted average price (“VWAP”) of Ordinary Shares, as reported by Bloomberg L.P. (“Bloomberg”), equals or exceeds 300% of the exercise price (e.g., at least $90.00) (subject to certain adjustments) of the Warrants for any 30 consecutive trading day period commencing on or after October 3, 2025, the trading day on which the Public Announcement was made (the “Measurement Period”), and subject to certain other conditions set forth in the Warrants. For additional information see “Description of Warrants.”

Ordinary Shares to be issued and outstanding assuming the exercise of the Outstanding Warrants and Pre-Funded Warrants	4,962,787 Ordinary Shares

Use of Proceeds

We expect to receive net proceeds of approximately $9.7 million, after deducting estimated expenses payable by the Company, if the Outstanding Warrants are fully exercised.

We currently expect to use the net proceeds from this offering for general corporate and working capital purposes. For additional information see “Use of Proceeds” on page 8 of this prospectus.

Risk Factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section beginning on page 4 of this prospectus, and “Item 3. Key Information—D. Risk Factors” in our 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Symbol	Our Ordinary Shares are listed on Nasdaq under the symbol “ICCM”.

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 4,638,381 Ordinary Shares outstanding as of August 12, 2026. This number excludes:

●	an aggregate of 107,227 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24.55 to $179.74) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2006 Employee Share Option Plan, as amended from time to time (the “2006 Option Plan”);

●	an aggregate of 28,096 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.95 to NIS 82.44 (approximately $22.05 to $27.56) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (the “2024 Incentive Plan”);

●	an aggregate of 62,215 Ordinary Shares issuable upon the vesting of restricted share units (“RSUs”), granted under the 2024 Incentive Plan;

●	an aggregate of 323,100 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 1,306 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series B warrants, at an exercise price of $16.50 per Ordinary Share (the “Series B Warrants), issued in connection with a registered direct offering and concurrent private placement in March 2026 (the “March 2026 Financing”);

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series B Warrants, as amended on June 17, 2026, at an exercise price of $3.00 per Ordinary Share, issued in connection with the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series C warrants, at an exercise price of $16.50 per Ordinary Share (the “Series C Warrants), issued in connection with a registered direct offering and concurrent private placement in March 2026 (the “March 2026 Financing”);

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series C Warrants, as amended on June 17, 2026, at an exercise price of $3.00 per Ordinary Share, issued in connection with the March 2026 Financing;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series D warrants, at an exercise price of $3.00 per Ordinary Share (the “Series D Warrants), issued in connection with a private placement in June 2026 (the “June 2026 Private Placement”);

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series E warrants, at an exercise price of $3.00 per Ordinary Share (the “Series E Warrants), issued in the June 2026 Private Placement; and

●	an aggregate of 629,000 Ordinary Shares issuable upon the exercise of pre-funded warrants, at an exercise price of $0.0001 per Ordinary Share (the “June 2026 Pre-Funded Warrants), issued in the June 2026 Private Placement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the risks described under the caption “Item 3. Key Information — D. Risk Factors” in our 2025 Annual Report, together with all of the other information in this prospectus, and the information incorporated by reference in this prospectus, including the financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to an Investment in Our Securities and this Offering

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Outstanding Warrants for working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our management could spend the net proceeds from the exercise of the Outstanding Warrants in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Ordinary Shares. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Enforceability of Civil Liabilities

Investors may have difficulty enforcing judgments against us, our directors and management.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

One member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the People’s Republic of China (the “PRC”). The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States on Mr. Huang and attempts to enforce such a judgment in the PRC could be costly, time consuming and ultimately unsuccessful.

In addition, Mr. Vincent Chun Hung Chan, a member of our board of directors, is a citizen of both Great Britain and the Hong Kong Special Administrative Region of the PRC (“Hong Kong”). Mr. Chan is located in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States and attempts to enforce such a judgment in Hong Kong on Mr. Chan could be costly, time consuming and ultimately unsuccessful.

To the extent any of our directors are located in China or Hong Kong, it may be difficult for you to enforce liabilities and enforce judgments on these individuals, for you to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of the foregoing, you may have more difficulties in protecting your interests through actions against us, our officers or directors than would shareholders of a company incorporated in a jurisdiction in the United States. See “Enforceability of Civil Liabilities” for a more detailed discussion on enforcement risks related to civil liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to the expected use of proceeds, our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	regulatory developments in the United States and other countries;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to enroll the required number of patients within the timelines required by the FDA for our post-market surveillance study for ProSense in the treatment of low-risk breast cancer in women aged 70 and above;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to internally develop new inventions and maintain and protect our European, U.S., and other patents and other intellectual property;

●	our ability to obtain and maintain regulatory approvals for our products and their associated indications for use;

●	our ability to retain key executive members;

●	our ability to expose and educate physicians and other medical professionals about the use cases of our products;

●	our ability to comply with Nasdaq’s continued listing requirements, and timing and effect thereof;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	general market, political and economic conditions in the countries in which we operate, including those related to regional security conditions, geopolitical tensions and the potential escalation or renewal of hostilities in Israel and the broader Middle East; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our 2025 Annual Report, which is incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference to this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of the full exercise for cash of all of the Outstanding Warrants, we will receive net proceeds of approximately $9.7 million, after deducting estimated expenses payable by the Company.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes.

Pending their use, we may invest the net proceeds in interest-bearing, investment-grade securities, certificate of deposit or government securities. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026:

●	on an actual basis;

●	on a pro forma basis to give effect to the exercise of 1,204,334 June 2026 Pre-Funded Warrants; and

●	on an as adjusted basis to give effect to the issuance of 324,406 Ordinary Shares upon the exercise of the Outstanding Warrants and Pre-Funded Warrants for aggregate net proceeds of approximately $9.7 million.

You should read this table in conjunction with our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2026 and our Management’s Discussion and Analysis of Financial Condition and Results of Operations for such period attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 12, 2026 and incorporated by reference herein.

	As of June 30, 2026
	(Unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$12,034	$12,034	$21,727
Shareholders’ equity:
Ordinary Shares, no par value per share, 2,500,000,000 authorized and 3,426,715 issued and outstanding as of June 30, 2026; 4,631,049 issued and outstanding as adjusted Pro forma; 4,955,455 issued and outstanding as adjusted.(1)
Additional paid-in capital	141,107	141,107	150,800
Accumulated loss	(129,211)	(129,211)	(129,211)
Total shareholders’ equity	$11,896	$11,896	21,589
Total capitalization	$11,896	$11,896	$21,589

The above discussion and table assume that all of the Outstanding Warrants are exercised and is based on 3,426,715 Ordinary Shares issued and outstanding as of June 30, 2026. This number excludes the following:

●	an aggregate of 107,592 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24.66 to $180.52) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2006 Option Plan;

●	an aggregate of 28,096 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.66 to NIS 82.08 (approximately $22.05 to $27.56) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2024 Incentive Plan;

●	an aggregate of 69,493 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan;

●	an aggregate of 323,110 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 1,306 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of the Series B Warrants issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of the Series B Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series C Warrants issued in the March 2026 Financing;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series C Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series D Warrants issued in the June 2026 Private Placement;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series E Warrants issued in the June 2026 Private Placement; and

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the June 2026 Pre-Funded Warrants issued in the June 2026 Private Placement.

DILUTION

If you invest in our securities, you will experience an immediate dilution of the net tangible book value (deficit) per Ordinary Share. The net tangible book value (deficit) of our Ordinary Shares as of June 30, 2026 was approximately $11.9 million or approximately $3.47 per Ordinary Share. Net tangible book value (deficit) per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of Ordinary Shares outstanding. Dilution per Ordinary Share represents the difference between the amount paid by Outstanding Warrant holders purchasing Ordinary Shares in this offering and the net tangible book value (deficit) per Ordinary Share immediately following the completion of this offering.

After giving effect to (i) the exercise of 1,204,334 June 2026 Pre-Funded Warrants, our pro forma net tangible book value (deficit) as of June 30, 2026 would have been approximately $11.9 million or approximately $2.57 per Ordinary Share. This represents an immediate decrease in net tangible book value of approximately $0.90 per Ordinary Share to our existing shareholders.

After giving effect to the issuance of 324,406 Ordinary Shares upon the exercise of the Outstanding Warrants for aggregate net proceeds of approximately $9.7 million, our as adjusted net tangible book value (deficit) as of June 30, 2026 would have been approximately 21.6 million or approximately 4.36 per Ordinary Share. This represents an immediate increase in net tangible book value of approximately $1.79 per Ordinary Share to our existing shareholders and an immediate dilution in net tangible book value of approximately $25.52 per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering.

The following table illustrates the discussed dilution:

Exercise Price per Warrant	$30.00
Exercise Price per Pre-Funded Warrant	$0.003
Net tangible book value (deficit) per Ordinary Share as of June 30, 2026	$3.47
Pro forma net tangible book value per Ordinary Share as of June 30, 2026	2.57
As adjusted net tangible book value per Ordinary Share as of June 30, 2026	$4.36
Increase in historical net tangible book value per Ordinary Share attributable to this offering	$1.79
Dilution per Ordinary Share to Outstanding Warrant holders in this offering	$25.52
Percentage of dilution in net tangible book value per Ordinary Share for the Outstanding Warrant holders in this offering	85%

The above discussion and table assume that all of the Outstanding Warrants are exercised and is based on 3,426,715 Ordinary Shares issued and outstanding as of June 30, 2026. This number excludes the following:

●	an aggregate of 107,592 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24.66 to $180.52) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2006 Option Plan;

●	an aggregate of 28,096 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.70 to NIS 82.08 (approximately $22.05 to $27.56) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2024 Incentive Plan;

●	an aggregate of 69,493 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan;

●	an aggregate of 323,110 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 1,306 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of the Series B Warrants issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of the Series B Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series C Warrants issued in the March 2026 Financing;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series C Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series D Warrants issued in the June 2026 Private Placement;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series E Warrants issued in the June 2026 Private Placement; and

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the June 2026 Pre-Funded Warrants issued in the June 2026 Private Placement.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following description summarizes certain terms of the Pre-Funded Warrants. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Pre-Funded Warrants and the warrant agent agreement, forms of which are filed as exhibits to the registration statement of which this prospectus constitutes a part. You should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the Pre-Funded Warrants. We will provide copies of the form of this document to you upon request.

Duration and Exercise Price

The Pre-Funded Warrants were issued pursuant to a warrant agent agreement between us and VStock Transfer, LLC (the “Warrant Agent”). The Pre-Funded Warrants are subject to the terms of the Pre-Funded Warrant itself and the warrant agent agreement and may only be exercised or transferred in accordance with the terms thereof. Each Pre-Funded Warrant is exercisable into one Ordinary Share at an exercise price equal to $0.003 per Ordinary Share. The Warrants became exercisable immediately upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price.

Exercisability

In order to exercise all or any of the Pre-Funded Warrants, the holder thereof is required to deliver to the Warrant Agent a notice of exercise, substantially in the form attached to the Pre-Funded Warrant as Annex A, and pay the amount of the full exercise price for each Ordinary Share. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 9.99% of the outstanding Ordinary Shares immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Adjustments

The number of Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the exercise price are subject to customary adjustments including for certain dividends, distributions, subdivisions, combinations and reclassifications of our Ordinary Shares.

Fractional Shares

No fractional Ordinary Share will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of Ordinary Shares to be issued will be rounded down to the nearest whole number.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants, and generally including, without limitation, any reorganization, recapitalization, spin-off, merger or scheme of arrangement, reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares as a result of (i) certain purchase offers, tender offers or exchange offers and (ii) a share purchase agreement or other business combination with the Company, but which shall not include the acquisition of any securities by Epoch, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. The Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Amendment

No provision of the Pre-Funded Warrants or warrant agent agreement may be amended, modified, or waived, except in a written document signed by us and the Warrant Agent.

Warrant Agent

The Warrant Agent for the Warrants is VStock Transfer, LLC.

Governing Law

The warrant agent agreement and the Pre-Funded Warrants are governed by, and will be construed in accordance with, the laws of the State of New York.

Tax Considerations

For a discussion of certain U.S. federal income tax and certain Israeli tax considerations relating to the Pre-Funded Warrants, see “Material Tax Considerations.”

DESCRIPTION OF WARRANTS

The following description summarizes certain terms of the Warrants. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Warrants and the warrant agent agreement, forms of which are filed as exhibits to the registration statement of which this prospectus constitutes a part. You should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the Warrants. We will provide copies of the form of this document to you upon request.

Duration and Exercise Price

The Warrants were issued pursuant to a warrant agent agreement between us and the Warrant Agent. The Warrants are subject to the terms of the Warrant itself and the warrant agent agreement and may only be exercised or transferred in accordance with the terms thereof. Each Warrant is exercisable into one Ordinary Share and has an initial exercise price equal to $30.00 per Ordinary Share. The Warrants became exercisable immediately upon issuance and will expire five years from the date of issuance. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price.

Exercisability

In order to exercise all or any of the Warrants, the holder thereof is required to deliver to the Warrant Agent a notice of exercise, substantially in the form attached to the Warrant as Annex A, and pay the amount of the full exercise price for each Ordinary Share (except in the case of a cashless exercise as discussed below). The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 9.99% of the outstanding Ordinary Shares immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Cashless Exercise

If, and only if, at the time of the holders’ exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of Ordinary Shares underlying the Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect, instead, to receive upon such exercise (either in whole or in part) the net number of Warrant shares determined according to a formula set forth in such Warrant.

Adjustments

The number of Ordinary Shares issuable upon exercise of the Warrants and the exercise price will be subject to customary adjustments including for certain subdivisions, combinations and reclassifications of our Ordinary Shares.

Fractional Shares

No fractional Ordinary Share will be issued upon the exercise of the Warrants. Rather, the number of Ordinary Shares to be issued will be rounded down to the nearest whole number.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants, and generally including, without limitation, any reorganization, recapitalization, spin-off, merger or scheme of arrangement, reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares as a result of (i) certain purchase offers, tender offers or exchange offers and (ii) a share purchase agreement or other business combination with the Company, but which shall not include the acquisition of any securities by Epoch, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Call Feature

The Warrants are callable by us in certain circumstances. If, following the issuance date, at the price of $0.03 per Ordinary Share issuable upon exercise of such Warrant, in the event of (i) the Public Announcement, and (ii) the VWAP of Ordinary Shares, as reported by Bloomberg, equals or exceeds 300% of the exercise price (subject to adjustment for forward and reverse share splits, recapitalizations, share dividends and similar transactions after the issuance date) of the Warrants for the Measurement Period, then we may, in our sole discretion, within one trading day of the end of such Measurement Period (the “Call Date”), upon notice, (a “Call Notice”), call for cancellation of all, and only all, of the Warrants for which a notice of exercise has not yet been delivered, for consideration equal to $0.01 per Ordinary Share issuable upon exercise of such Warrant. While both conditions must be met for us to exercise our right to call the Warrants, the conditions need not occur in a specific sequential order and our redemption of the Warrants is permitted once both conditions have occurred.

Any portion of a Warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date will be canceled at 5:00 p.m., Eastern Time on the trading day after the date the Call Notice is received by the holder.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Warrants will be extremely limited. The Ordinary Shares issuable upon exercise of the Warrants are currently traded on Nasdaq.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Warrants.

Amendment

No provision of the Warrants or warrant agent agreement may be amended, modified, or waived, except in a written document signed by us and the Warrant Agent.

Warrant Agent

The Warrant Agent for the Warrants is VStock Transfer, LLC.

Governing Law

The warrant agent agreement and the Warrants are governed by, and will be construed in accordance with, the laws of the State of New York.

Tax Considerations

For a discussion of certain U.S. federal income tax and certain Israeli tax considerations relating to the Warrants, see “Material Tax Considerations.”

MATERIAL TAX CONSIDERATIONS

Material Israeli Taxation Considerations

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities. In the past, the Israeli Tax Authority has indicated that it does not recognize the OTC Bulletin Board as a “stock exchange” for purposes of the Tax Ordinance. However, it is our understanding that the current position of the Israeli Tax Authority is to view securities quoted on the OTC Bulletin Board as listed on a “stock exchange” where such securities were previously delisted from a “stock exchange” (such as the Nasdaq Global Market), such as our ordinary shares.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 25% for Israeli individuals, unless, such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 30%. The tax rates as mentioned above are before surtax of up to 5% on income that exceeds certain threshold. Israeli Companies are subject to the Corporate Tax rate on capital gains derived from the sale of listed shares at a rate of 23%.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on gains derived from the sale of shares of Israeli companies if, inter alia, the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to the Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Residents on Dividend Distributions

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. The distribution of dividend to a foreign resident is subject to tax withholding of 25%-30% upon certain circumstances and unless the shareholder provide a tax withholding exemption certificate or a certain reduced tax withholding approval from the Israeli tax authorities. The tax rate on dividend may be reduced according to the tax treaty between Israel and the foreign country of the shareholder.

Under the U.S.-Israel Tax Treaty, the tax withholding on dividend is 25%. Such tax rate is reduced to 12.5% for dividends not generated by an Approved Enterprise (or Benefited Enterprise) if the shareholder is a U.S. corporation and holds at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year, however this reduced rate will not apply if more than 25% of the Israeli company’s gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding shares of the voting stock of which is owned by the Israeli company. Dividends generated by an Approved Enterprise (or Benefited Enterprise) are taxed at the rate of 15%, subject to the conditions mentioned above.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the receipt of subscription rights in our Rights Offering and the exercise, expiration or disposition of those subscription rights as applied to holders of our Ordinary Shares, but does not purport to be a comprehensive discussion of all tax considerations that may be relevant to a particular investor. In addition, the discussion does not address the treatment of a non-U.S. holder or describe any tax consequences arising out of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

This discussion applies only to U.S. Holders that hold our existing Ordinary Shares and will hold the subscription rights and Ordinary Shares acquired upon exercise as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income.

This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights or our common share as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights or our Ordinary Shares in connection with employment or other performance of services, holders that have a functional currency other than the U.S. dollar, persons who are deemed to own 10% or more of our voting shares, U.S. expatriates, and certain former citizens or residents of the United States.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner of subscription rights or Ordinary Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding subscription rights or Ordinary Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, exercise and disposition of the subscription rights and of owning and disposing of Ordinary Shares.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, the U.S. Department of the Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date of this prospectus, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the U.S. Internal Revenue Service (the “IRS”), regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions that are different from those discussed below concerning (i) the tax consequences of the receipt of subscription rights acquired through the Rights Offering by persons holding our Ordinary Shares, (ii) the exercise (or expiration) of the subscription rights, or (iii) the acquisition, ownership and disposition of our Ordinary Shares.

As used herein, a “U.S. Holder” means a beneficial owner of our Ordinary Shares or subscription rights, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, (a) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has validly elected to be treated as a U.S. person for federal income tax purposes.

HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

Tax Consequences to U.S. Holders

Receipt of Subscription Rights.

The receipt and exercise of subscription rights distributed in this Rights Offering is intended to be nontaxable to U.S. Holders. If, however, the receipt of subscription rights in this Rights Offering does not qualify as nontaxable, U.S. Holders would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits. Any excess would be treated first as a return of the U.S. Holder’s basis (investment) in such U.S. Holder’s Ordinary Shares and then as a capital gain. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally would be reported to U.S. Holders as dividends.

The following summary assumes that U.S. Holders will qualify for such nontaxable treatment. However, there can be no assurance that the IRS will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax consequences of the rights offering or the related share issuance.

Tax Basis in the Subscription Rights.

For U.S. federal income tax purposes, the tax basis a U.S. Holder would have in the subscription rights received would depend on the fair market value of the subscription rights received by such U.S. Holder and the fair market value of such U.S. Holder’s existing holdings of our Ordinary Shares. If, on the Rights Offering date, the fair market value of subscription rights distributed to a U.S. Holder represents less than 15% of the fair market value of the U.S. Holder’s shares with respect to which such subscription rights were distributed, such U.S. Holder’s basis in such subscription rights generally will be zero unless the U.S. Holder elects to allocate tax basis between the U.S. Holder’s existing common stock and the subscription rights received in proportion to their relative fair market values on the distribution date. A U.S. Holder that chooses to allocate tax basis between such U.S. Holder’s existing Ordinary Shares and such U.S. Holder’s subscription rights must make this election on a statement included with such U.S. Holder’s U.S. federal income tax return for the taxable year in which the subscription rights are received. Such an election is irrevocable. If the fair market value of the subscription rights distributed to a U.S. Holder represents 15% or more of the fair market value of the U.S. Holder’s Ordinary Shares with respect to which such subscription rights were distributed, such U.S. Holder’s basis in its Ordinary Shares with respect to which such subscription rights were distributed will be allocated between those Ordinary Shares and the subscription rights in proportion to their relative fair market values on the subscription rights distribution date. The fair market value of the subscription rights on the distribution date is uncertain and we do not intend to obtain an appraisal of the fair market value of the subscription rights on that date. Therefore, U.S. Holders should consult their own tax advisors to determine the proper allocation of tax basis between the subscription rights and the shares with respect to which the subscription rights are received. In determining the fair market value of the subscription rights, U.S. Holders should consider all relevant facts and circumstances, including the distribution date, the length of the period during which the subscription rights may be exercised, the fact that the subscription rights are transferable, and the price at which the subscription rights trade, if they trade at all.

A U.S. Holder’s holding period of the subscription rights received in the distribution will include the U.S. Holder’s holding period in the shares with respect to which the subscription rights are received.

Exercise of the Subscription Rights.

A U.S. Holder will generally not recognize gain or loss upon the exercise of subscription rights received in the Rights Offering. The tax basis of the Ordinary Shares acquired by a U.S. Holder through exercise of the subscription rights will equal the sum of (1) the subscription price paid by the U.S. Holder for the shares and (2) the U.S. Holder’s adjusted tax basis, if any (as determined above), in the subscription rights. A U.S. Holder’s holding period for the Ordinary Shares acquired through exercise of the subscription rights will begin on the date such subscription rights are exercised.

Sale or Other Taxable Disposition of the Subscription Rights.

Gain or loss realized on a sale or other taxable disposition of subscription rights by the U.S. Holder will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for the subscription rights is more than one year. For these purposes, the holding period for the subscription rights will include the holding period of the Ordinary Shares with respect to which the subscription rights were distributed. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis, if any, in the subscription rights disposed of and the U.S. Holder’s amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Expiration of the Subscription Rights.

If a U.S. Holder’s subscription rights received in the Rights Offering expire, a U.S. Holder generally should not recognize any gain or loss for U.S. federal income tax purposes. If a U.S. Holder has tax basis in the expired subscription rights, such tax basis should be reallocated to the tax basis of the common stock with respect to which the subscription rights were received. If the subscription rights expire after a U.S. Holder has disposed of the Ordinary Shares with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between our Ordinary Shares previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Ordinary Shares previously sold and (3) the impact of such allocation on the tax basis of the Ordinary Shares acquired upon exercise of the subscription right. U.S. Holders should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the subscription rights.

Taxation of Ordinary Shares

Taxation of Distributions.

Subject to the discussion of the “passive foreign investment company” rules below, the gross amount of any distributions of cash or property with respect to the Ordinary Shares generally will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated first as a return of capital that is applied against and reduces the U.S. Holder’s adjusted tax basis in the Ordinary Shares, but not below zero, and thereafter as capital gain realized on the sale or other disposition of the Ordinary Shares. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.

Any dividends that a U.S. Holder receives will be includable in such U.S. Holder’s gross income as ordinary income on the day such U.S. Holder actually or constructively receives them. Such dividends will not be eligible for the dividends received deduction generally allowed to certain corporate U.S. Holders. Dividends paid by us generally will be non-U.S. source income for purposes of the U.S. “foreign tax credit” rules. The rules governing U.S. foreign tax credits are complex and involve the application of rules that depend on the particular circumstances of each U.S. Holder. Therefore, each U.S. Shareholder should consult his, her or its own tax advisor with respect to the availability of U.S. foreign tax credits to such U.S. Holder’s particular circumstances.

Subject to certain limitations, including certain limitations based on taxable income and filing status, and subject to certain minimum holding period requirements, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes a non-U.S. corporation if (1) its shares (including the Ordinary Shares) are readily tradable on an established securities market in the United States or (2) it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. However, a corporation is not a qualified foreign corporation if it is a “passive foreign investment company” (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year. Our Ordinary Shares are listed on the Nasdaq, an established securities market. The United States does not have a comprehensive income tax treaty with Bermuda. Each U.S. Holder should consult his, her or its own tax advisor regarding the treatment of dividends and such holder’s eligibility for a reduced rate of taxation.

Sale or Other Taxable Disposition of the Ordinary Shares.

Subject to the discussion of the “passive foreign investment company” rules below, a U.S. Holder generally will recognize gain or loss on the sale or exchange of Ordinary Shares equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Ordinary Shares were held for more than one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit limitation purposes. A U.S. Holder’s adjusted tax basis in its Ordinary Shares generally is equal to its purchase price for such shares, adjusted according to U.S. federal income tax principles. Long-term capital gains recognized by non-corporate U.S. Holders generally will be subject to tax at reduced rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company.

A non-U.S. corporation will be classified as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes if either:

●	75% or more of its gross income for the taxable year is passive income; or

●	on a quarterly average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis) 50% or more of its assets produce or are held for the production of passive income.

For the purposes of this test, such non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the projected composition of our income and valuation of our assets, we do not expect to be a PFIC for 2026 and we do not expect to become a PFIC in the future. However, because this determination is made on an annual basis, no assurance can be given that we will not be classified as a PFIC in future taxable years. If we are classified as a PFIC for U.S. federal income tax purposes, a U.S. Holder that does not make an election to treat us as a “qualified electing fund” and did not make a “mark-to-market” election, each as described below, will be subject to the following U.S. federal income tax consequences:

●	“Excess distributions” we make to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to our Ordinary Shares in any taxable year that exceed 125% of the average distributions received by the U.S. Holder from us in the shorter of either the three previous years or the U.S. Holder’s holding period for such Ordinary Shares before the current taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our Ordinary Shares. A U.S. Holder must include amounts allocated to the current taxable year and to any non-PFIC years in his or her gross income as ordinary income for that year. A U.S. Holder must pay U.S. federal income tax on amounts allocated to each prior taxable PFIC year at the highest marginal tax rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for U.S. federal income tax.

●	The entire amount of gain that is realized by a U.S. Holder upon the sale or other disposition of our Ordinary Shares would also be considered an excess distribution and would be subject to U.S. federal income tax as described above.

●	A U.S. Holder’s adjusted tax basis in shares that were acquired from a U.S. decedent would not receive a step-up to fair market value as of the date of the decedent’s death but instead would be equal to the decedent’s adjusted tax basis, if lower than such value.

The special PFIC rules do not apply to a U.S. Holder if the U.S. Holder makes an election to treat us as a “qualified electing fund” in the first taxable year in which the U.S. Holder owns our Ordinary Shares and if we comply with certain reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A U.S. Holder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a U.S. Holder generally must file a completed IRS Form 8621 in each year that we are a PFIC. U.S. Holders should be aware that, for each taxable year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a “qualified electing fund” election with respect to us.

A U.S. Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. Holder’s adjusted tax basis in the PFIC shares. If such a mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. Because the Ordinary Shares are listed on Nasdaq, the Ordinary Shares should be treated as publicly traded for purposes of the mark-to-market election and, therefore, such election should be able to be made if we are classified as a PFIC. A mark-to-market election is, however, subject to complex and specific rules and requirements, and U.S. Holders are strongly urged to consult their tax advisors concerning this election if we are classified as a PFIC.

U.S. Holders are urged to consult their tax advisors regarding the adverse tax consequences of owning our Ordinary Shares if we are, or become, a PFIC, and the possibility of making certain elections designed to lessen those adverse consequences.

Medicare Tax on Net Investment Income.

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of our Ordinary Shares, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Ordinary Shares.

Information with Respect to Foreign Financial Assets.

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. Persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. Our Ordinary Shares may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the Ordinary Shares.

U.S. Information Reporting and Backup Withholding.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to U.S. federal backup withholding, unless the U.S. Holder (i) is a corporation or other exempt recipient, or (ii) in the case of backup withholding, provides a taxpayer identification number on a properly completed IRS Form W-9 or otherwise certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act.

The U.S. Foreign Account Tax Compliance Act (the “FATCA”), imposes, under certain circumstances, a 30% U.S. federal withholding tax on certain payments to certain non-US entities that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the Bermuda government or the IRS regarding our U.S. Holders and to withhold on a portion of payments under our Ordinary Shares to certain U.S. Holders that fail to comply with the relevant information reporting requirements (or that hold our Ordinary Shares directly or indirectly through certain non-compliant intermediaries). Each U.S. Holder should consult his, her or its own tax advisor regarding the application of FATCA to an investment in our Ordinary Shares.

EXPENSES

Set forth below are estimates (except in the case of the SEC registration fee) of the amount of fees and expenses incurred and paid in connection with the offer and sale of the securities by us:

SEC registration fee	$3,062.00	*
FINRA filing fee	$3,500	*
Printer fees and expenses	$3,500	*
Legal fees and expenses	$150,000	*
Subscription agent and information agent fees and expenses	$25,000	*
Accounting fees and expenses	$40,000	*
Miscellaneous	$10,000	*
Total	$235,062	*

*	Previously paid.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements of IceCure Medical Ltd. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, incorporated by reference into this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the attorney general under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was not a reasonable opportunity for the defendant to present its case, the judgment was given by a court not authorized to issue such judgment under applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable and according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it may violate the sovereignty or threaten the security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if it chooses to make the payment in the same foreign currency, subject to the laws governing the foreign currency, applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

In addition, one member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the PRC and one member of our board of directors, Mr. Vincent Chun Hung Chan, is a citizen of both Great Britain and Hong Kong, and is located in Hong Kong. It may be difficult to enforce liabilities and enforce judgments on these individuals, for investors to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors—Risks Related to Enforceability of Civil Liabilities—Investors may have difficulty enforcing judgments against us, our directors and management” in this prospectus for further details.

PRC courts may recognize and enforce foreign judgments against Mr. Huang in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity, however, between China and the United States for the mutual recognition and enforcement of court judgments. PRC courts will not enforce a foreign judgment against Mr. Huang if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against Mr. Chan predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against Mr. Chan predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Pursuing such a foreign judgment against Mr. Huang, or Mr. Chan, therefore, may incur significant costs and may be time consuming due to the complex nature of prosecuting or litigating any such potential action described above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of Ordinary Shares. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and Reports of Foreign Private Issuer on Form 6-K. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. These filings and our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.icecure-medical.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026;

(2)	Our Reports of Foreign Private Issuer on Form 6-K furnished on March 24, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the third and fourth paragraphs thereof), March 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fifth paragraph thereof), March 27, 2026; April 21, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fourth paragraph thereof), April 22, 2026, May 6, 2026, May 11, 2026, May 12, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second and third paragraphs thereof), May 12, 2026, May 13, 2026, May 19, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second and fourth paragraphs thereof), June 2, 2026, (with respect to the press release attached therewith as Exhibit 99.1), June 18, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fifth paragraph thereof, and with respect to the press release attached therewith as Exhibit 99.2), June 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1), June 26, 2026, July 2, 2026, August 11, 2026, and August 12, 2026 (with respect to the press release attached therewith as Exhibit 99.3, excluding the second, third and tenth paragraphs thereof); and

(3)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on August 23, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel, Attention: Chief Financial Officer.

IceCure Medical Ltd.

PROSPECTUS

            , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided that its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to a financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into letters of exemption and indemnity with all of our directors and with all members of our office holders. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person.

We currently have directors’ and officers’ liability insurance, providing coverage of $12.0 million for the benefit of our Company and all of our directors and officers with additional excess coverage of $7.0 million for the benefit of the directors and officers, in respect of which we paid a premium of approximately $515 thousand, which expires on August 25, 2027.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letter of exemption and indemnity provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care to to the fullest extent permitted by law, but prohibit an exemption from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders).

However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholders’ approval and may be approved by only the compensation committee (and, in case a controlling shareholder is an office holder, the board of directors as well), if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since August 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Since August 2023, we have granted to our directors, officers and employees (i) options to purchase Ordinary  Shares under the 2006 Option Plan and 2024 Incentive Plan, with exercise prices ranging between $22.05 and $36.6 per share, of which 135,323 options remain outstanding as of August 12, 2026, and (ii) restricted share units granted, of which 62,215 remain unvested as of August 12, 2026.

On March 26, 2026, we entered into a securities purchase agreement with institutional investors, pursuant to which we agreed to issue and sell, in a registered direct offering, approximately 266,667 Ordinary Shares at an offering price of $15.00 per share. In a concurrent private placement, we agreed to issue and sell to the institutional investors Series B warrants to purchase up to approximately 266,667 Ordinary Shares (the “Series B Warrants”), and Series C warrants to purchase up to approximately 266,667 Ordinary Shares, (the “Series C Warrants”), in each case at an exercise price of $16.50 per share. The Ordinary Shares were offered and sold pursuant to our then-effective registration statement on Form F-3 (File No. 333-290046), the prospectus contained therein and the prospectus supplement filed with the SEC on March 26, 2026. The warrants and the Ordinary Shares issuable upon exercise of the warrants were not registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. We sold approximately 266,667 Ordinary Shares, resulting in aggregate gross proceeds of approximately $4.0 million and aggregate net proceeds of approximately $3.5 million.

On June 17, 2026, we entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”), for a private placement financing (the “June 2026 Private Placement”). Pursuant to the Securities Purchase Agreement, we agreed to issue and sell to a single institutional investor, (i) pre-funded warrants to purchase 1,833,334 Ordinary Shares at an offering price of $0.0001 per share, (ii) Series D warrants to purchase up to 1,833,334 Ordinary Shares (the “Series D Warrants”), and (iii) Series E warrants to purchase up to 1,833,334 Ordinary Shares (the “Series E Warrants”), at a combined purchase price of $2.9999 per pre-funded warrant and accompanying warrants. The pre-funded warrants were exercisable immediately at an exercise price of $0.0001 per share and may be exercised at any time until the pre-funded warrants are exercised in full (subject to the beneficial ownership limitation contained therein). Both the Series D Warrants and the Series E Warrants were exercisable immediately upon issuance and each of the Warrants has an exercise price of $3.00 per share. The Series D Warrants will expire five years following the date of issuance and the Series E Warrants will expire one year following the date of issuance. The June 2026 Private Placement generated aggregate gross proceeds of $5.5 million and aggregate net proceeds of $5.3 million.

In connection with the June 2026 Private Placement, we entered into an agreement to amend certain outstanding warrants issued to the same institutional investor on March 27, 2026 (the “Warrant Amendment”) Agreement. The warrants subject to the Warrant Amendment Agreement consist of the Series B Warrants to purchase up to 133,334 Ordinary Shares at an exercise price of $16.50 per share and the Series C Warrants to purchase up to 133,333 Ordinary Shares at an exercise price of $16.50 per share, collectively, the Existing Warrants. Pursuant to the Warrant Amendment Agreement, we agreed to reduce the exercise price of the Existing Warrants to $3.00 per share and amend their respective termination dates such that the Series B Warrants will expire on June 18, 2031, and the Series C Warrants will expire on June 18, 2027. The effectiveness of the amendments described above were subject to shareholder approval, which was subsequently obtained on August 6, 2026.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1**	Form of Dealer-Manager Agreement, by and between IceCure Medical Ltd. and Maxim Group LLC (incorporated herein by reference to Exhibit 1.1 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
3.1	Amended and Restated Articles of Association of IceCure Medical Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on January 8, 2026).
4.1**	Form of Rights Certificate (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
4.2**	Form of Warrant to Subscribe for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
4.3**	Form of Pre-Funded Warrant to Subscribe for Ordinary Shares (incorporated herein by reference to Exhibit 4.3 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
5.1**	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Israeli counsel to IceCure Medical Ltd.
5.2**	Opinion of Sullivan & Worcester LLP, U.S. counsel to IceCure Medical Ltd.
10.1	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.2	IceCure Medical Ltd. 2006 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.3	IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 4.9 to our Annual Report on Form 20-F (File No. 001-40753) filed with the SEC on April 3, 2024).
10.4	IceCure Medical Ltd U.S. Addendum to the 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 99.2 to our Form 6-K (Filed No. 001-40753) filed with the SEC on April 15, 2024).
10.5	IceCure Medical Amended Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Annual Report on Form 20-F (File No. 001-40753) filed with the SEC on March 17, 2026).
10.6^	Distribution Agreement, dated August 29, 2019, by and between IceCure Medical Ltd. and Terumo Corporation (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.7	Exclusive Distribution Agreement, dated June 12, 2022, by and between IceCure (Shanghai) MedTech Co., Ltd., Shanghai Medtronic Zhikang Medical Devices Co., Ltd. and Beijing Turing Medical Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-3 (File No. 333-267272) filed with the SEC on September 2, 2022).
10.8	Exclusive Distribution Agreement, dated June 12, 2022, by and between IceCure Medical Ltd., IceCure (Shanghai) MedTech Co., Ltd. and Beijing Turing Medical Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form F-3 (File No. 333-267272) filed with the SEC on September 2, 2022).
10.9**	Subscription and Information Agent Agreement by and between IceCure Medical Ltd. and Broadridge Corporate Issuer Solutions, LLC (incorporated herein by reference to Exhibit 10.11 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
10.10**	Form of Warrant Agent Agreement, by and between IceCure Medical Ltd. and VStock Transfer, LLC (incorporated herein by reference to Exhibit 10.12 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).

10.11	Unsecured Loan Agreement, dated May 17, 2025, by and between IceCure Medical Ltd. and Epoch Partner Investments Limited (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on May 21, 2025).
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to our Registration Statement on Form F-1 (File No. 333-261487) filed with the SEC on December 3, 2021).
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, independent registered public accounting firm.
23.2**	Consent of Sullivan & Worcester Tel-Aviv (Har-Even & Co.) (included in Exhibit 5.1).
23.3**	Consent of Sullivan & Worcester LLP, U.S. counsel to IceCure Medical Ltd. (included in Exhibit 5.2).
24.1*	Power of Attorney (included on signature page to this Registration Statement on Form F-1).
99.1**	Form of Instructions for Use of IceCure Medical Ltd.’s Rights Certificates (incorporated herein by reference to Exhibit 99.1 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
99.2**	Form of Letter to Shareholders who are Record Holders (incorporated herein by reference to Exhibit 99.2 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
99.3**	Form of Letter to Brokers and Other Nominee Holders (incorporated herein by reference to Exhibit 99.3 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
99.4**	Form of Letter to Clients of Brokers and Other Nominee Holders (incorporated herein by reference to Exhibit 99.4 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
99.5**	Form of Beneficial Owner Election Form (incorporated herein by reference to Exhibit 99.5 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
99.6**	Form of Nominee Holder Certification (incorporated herein by reference to Exhibit 99.6 to our Registration Statement on Form F-1 (File No. 333-288062) filed with the SEC on June 25, 2025).
107**	Filing Fee Table.

*	Filed herewith.

**	Previously filed.

^	Certain confidential information contained in this exhibit, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel, on August 13, 2026.

ICECURE MEDICAL LTD.

By:	/s/ Eyal Shamir
Eyal Shamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of IceCure Medical Ltd. hereby constitute and appoint each of Mr. Eyal Shamir and Mr. Meir Peleg with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this post-effective amendment to the registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Shamir	Chief Executive Officer, Director	August 13, 2026
Eyal Shamir	(Principal Executive Officer)

/s/ Meir Peleg	Chief Financial Officer	August 13, 2026
Meir Peleg	(Principal Financial and Accounting Officer)

/s/ Ron Mayron	Director, Chairman of the Board of Directors	August 13, 2026
Ron Mayron

/s/ Vincent Chun Hung Chan	Director	August 13, 2026
Vincent Chun Hung Chan

/s/ Yang Huang	Director	August 13, 2026
Yang Huang

/s/ Sharon Levita	Director	August 13, 2026
Sharon Levita

/s/ Yonatan Malca	Director	August 13, 2026
Yonatan Malca

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, IceCure Medical Inc., the duly authorized representative in the United States of IceCure Medical Ltd., has signed this post-effective amendment to the registration statement on August 13, 2026.

/s/ IceCure Medical Inc.
IceCure Medical Inc.